AMERICAN MORTGAGE ACCEPTANCE COMPANY
                    REPORTS FIRST QUARTER FINANCIAL RESULTS;
                   NET INCOME PER COMMON SHARE INCREASES 16.3%


NEW YORK, NY - May 7, 2003 - American Mortgage Acceptance Company ("AMAC" or the "Company") (AMEX: AMC) today announced financial results for its first quarter ended March 31, 2003.

"AMAC had a very solid first quarter from both a financial and operational perspective," commented Stuart Boesky, President and Chief Executive Officer of AMAC. "Maintaining the momentum the Company gained during 2002, AMAC has started the year strongly with a common equity offering and significant investment activity."

Financial Highlights

For the three months ended March 31, 2003, AMAC had net income of approximately $3.2 million, representing an increase of approximately 49.2% as compared to net income of approximately $2.1 million for the three months ended March 31, 2002. On a per share basis (basic and diluted), net income was $0.50 for the three months ended March 31, 2003, representing an increase in net income per share of approximately 16.3% as compared to $0.43 for the three months ended March 31, 2002. AMAC had total revenues of approximately $4.2 million for the three months ended March 31, 2003, representing an increase of approximately 107.2% as compared to revenues of approximately $2.0 million for the three months ended March 31, 2002.

AMAC's present quarterly dividend on an annualized basis is $1.60 per share, representing an approximate 10.2% yield on the $15.75 per share closing price on May 6, 2003.

First Quarter Portfolio Investment Activity

In February 2003, AMAC provided a predevelopment bridge loan of approximately $6.9 million and agreed to provide a $7.3 million rehabilitation loan for Noble Tower Apartments, a 195-unit apartment complex in Oakland, California. AMAC has received a 1% fee for the bridge loan, which bears an interest rate of 12.0% and matures in July 2005. The Company will receive an additional 1% commitment fee for the rehabilitation loan, when funded, which will bear interest at a rate of 9.75% and is expected to have a term of fifteen months.

In March 2003, AMAC partially funded an acquisition bridge loan totaling approximately $11.0 million for Baywoods Apartments, a 128-unit multifamily apartment complex located in Antioch, California. The Company's initial funding was approximately $10.5 million. The loan, which matures in March 2005, bears an interest rate of the 30-day London Inter-Bank Offer Rate ("LIBOR") plus 400 basis points. AMAC received a loan origination fee of 0.625%.

Also in March 2003, AMAC partially funded a bridge loan of $1.7 million for The Concord at Gessner, a 288-unit apartment complex located in Houston, Texas. AMAC's initial funding was approximately $1.5 million. The loan, which matures in March 2005, bears an interest rate of 12.0%. AMAC received a 2.0% fee for the bridge loan.

Subsequent Investment Activity

In April 2003, AMAC partially funded a mezzanine loan of $3.3 million for Villas of Highpointe, a 304-unit apartment complex in Lewisville, Texas. AMAC's initial funding was approximately $2.4 million. AMAC received a 5.71% fee for the mezzanine loan, which bears interest at a fixed rate of 11.5% plus, upon conversion to a permanent Fannie Mae loan, an additional 5.0% fixed accrual payable annually. The loan is anticipated to convert to a permanent loan within 22 months following closing and matures 30 years from the permanent loan closing date.

In April and May 2003, AMAC made commitments to purchase six Fannie Mae DUS certificates for an aggregate face amount of approximately $18.9 million. The Fannie Mae DUS certificates are secured by properties in

California, Louisiana, Maryland, Massachusetts, Minnesota, and Texas and were purchased at a weighted average yield of 5.6% to AMAC.

Loan Repayments

In February 2003, AMAC received approximately $10.0 million in proceeds relating to the Stony Brook II first mortgage and mezzanine loan repayments. The first mortgage and mezzanine loans had principal balances of approximately $8.3 million and approximately $764,000, respectively. AMAC's proceeds also included January interest income of approximately $53,000, a prepayment penalty of approximately $331,000, and additional interest of approximately $526,000.

In March 2003, the Concord at Palm bridge loan was repaid. AMAC received proceeds in the amount of approximately $3.9 million, which approximated the carrying amount of the bridge loan.

Also in March 2003, the Casitas at Montecito Ginnie Mae certificate was repaid. AMAC received proceeds in the amount of approximately $5.8 million. The carrying amount of the certificate was approximately $6.2 million. As a result of the repayment, AMAC realized a loss of approximately $391,000 due to an unamortized premium that was recorded when the Ginnie Mae certificate was purchased.

Interest Rate Swap

In order to minimize the Company's floating interest rate exposure, on March 24, 2003, AMAC entered into a five-year LIBOR interest rate swap with a notional amount of $30 million, which represents approximately 32% of the outstanding floating rate debt of the Company's repurchase facility at March 31, 2003. The annual fixed interest rate payable by AMAC on this swap is 3.48%.

Capital Markets Activity

In April 2003, AMAC completed the public offering of 1,955,000 common shares of beneficial interest at a price of $15.00 per share, which includes the full exercise of the over-allotment option. RBC Capital Markets and JMP Securities served as underwriters for the common equity offering. The offering resulted in aggregate net proceeds of approximately $27.6 million to AMAC.

Management Conference Call

Management will conduct a conference call today to review the Company's first quarter financial results for the period ended March 31, 2003. The conference call is scheduled for 11:00 a.m. Eastern Time. Callers will be invited to ask questions. Investors, brokers, analysts, and shareholders wishing to participate should call (800) 967-7185. For interested individuals unable to join the conference call, a replay of the call will be available through Sunday, May 11, 2003, at (888) 203-1112 (Passcode 523241) or on our website,
www.americanmortgageco.com, through Wednesday, May 21, 2003.

Supplemental Financial Information

For more detailed financial information, please access the Supplemental Financial Package, which is available in the Investor Relations section of the AMAC website at www.americanmortgageco.com.

About the Company

AMAC is a real estate investment trust that specializes in multifamily housing finance. AMAC originates and acquires mezzanine loans, bridge loans, and government-insured first mortgages secured by multifamily housing properties throughout the United States. For more information, please visit our website at www.americanmortgageco.com or contact the Shareholder Services Department directly at (800) 831-4826.

              AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES
                           Consolidated Balance Sheets
                             (Dollars in thousands)


                                            =================   ================
                                                March 31,         December 31,
                                                  2003                2002
                                            -----------------   ----------------
                                               (Unaudited)

ASSETS
Investments in mortgage loans, net              $   12,367        $   22,384
Investments in GNMA certificates-
  available for sale                               115,773           114,034
Investment in ARCap                                 20,240            20,240
Real estate owned                                    7,920                --
Cash and cash equivalents                            3,645            10,404
Restricted cash                                      8,282                --
Notes receivable                                    42,442            25,997
Accrued interest receivable                          1,336             1,170
Other assets                                           801               834
                                                 ---------         ---------
Total assets                                    $  212,806        $  195,063
                                                 =========         =========


LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:

  Repurchase facilities payable                 $   93,565        $   87,880
  Warehouse facility payable                        16,997             8,788
  Interest rate derivatives                            393                --
  Accrued interest payable                             187                60
  Accounts payable and accrued expenses                350               762
  Due to Advisor and affiliates                        611               690
  Distributions payable                              2,545             2,545
                                                 ---------         ---------
Total liabilities                                  114,648           100,725
                                                 ---------         ---------

Commitments and contingencies
Shareholders' equity:
  Shares of beneficial interest; $.10 par value;
    25,000,000 shares authorized; 6,738,826 issued
    and 6,363,630 outstanding in 2003 and 2002         674               674
  Treasury shares of beneficial interest;
    375,196 shares                                     (38)              (38)
  Additional paid-in capital                        99,470            99,470
  Distributions in excess of net income            (13,824)          (14,471)
  Accumulated other comprehensive income            11,876             8,703
                                                 ---------         ---------
Total shareholders' equity                          98,158            94,338
                                                 ---------         ---------
Total liabilities and shareholders' equity      $  212,806        $  195,063
                                                 =========         =========

              AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES
                        Consolidated Statements of Income
                 (Dollars in thousands except per share amounts)
                                   (Unaudited)


                                                ==============================
                                                      Three Months Ended
                                                           March 31,
                                                ------------------------------
                                                     2003           2002
                                                ------------------------------

Revenues:
  Interest income:
    Mortgage loans                             $    1,407     $      401
    GNMA certificates                               1,872          1,084
    Notes receivable                                  918            487
    Temporary investments                               8             11
  Other income                                         28             60
                                                ---------      ---------

    Total revenues                                  4,233          2,043
                                                ---------      ---------

Expenses:
  Interest                                            407            272
  General and administrative                          243            120
  Fees to Advisor                                     443            357
  Amortization                                         77              6
  Fannie Mae loan program                              --            355
  Other                                                80             --
                                                ---------      ---------

    Total expenses                                  1,250          1,110
                                                ---------      ---------

Other gain:
  Equity in earnings of ARCap                         600            592
  Net gain (loss) on repayments and sales
    of GNMA certificates                             (391)           614
                                                ---------      ---------

    Total other gain                                  209          1,206
                                                ---------      ---------

  Net income                                   $    3,192     $    2,139
                                                =========      =========

  Net income per share (basic and diluted)     $      .50     $      .43
                                                =========      =========

  Weighted average shares outstanding
    (basic and diluted)                         6,363,630      4,960,852
                                                =========      =========




Certain statements in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements speak only as of the date of this press release. AMAC expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in AMAC's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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